EXHIBIT 10.15

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (this “Third Amendment”) is made and entered into by and between KBS NORTH CREEK, LLC, a Delaware limited liability company (“Landlord”), as successor-in-interest to RREEF America REIT II Corp. KK, a Maryland corporation (“Original Landlord”), and ALDER BIOPHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), and shall be effective for all purposes as of the date that this Third Amendment is fully executed (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant are parties to that certain Lease dated for reference purposes August 5, 2005 originally entered into by and between Original Landlord and Tenant (the “Original Lease”), as amended by that certain First Amendment to Lease dated February 1, 2008 by and between Original Landlord and Tenant (the “First Amendment”) and that certain Second Amendment to Lease dated September 23, 2010 by and between Landlord and Tenant (the “Second Amendment”) (the Original Lease, as amended by the First Amendment and the Second Amendment, is hereinafter known as the “Lease”), pursuant to which Tenant leases from Landlord certain premises containing 36,654 square feet of space (the “Premises”) consisting of (i) 25,440 square feet of space comprising the entirety of the building located at 11804 North Creek Parkway S, Building 6, Bothell, WA 98011 (“Building 6”) and (ii) 11,214 square feet of space on the second floor of the 18702 North Creek Parkway S, Building 4, Bothell, WA 98011 (“Building 4”), which is part of that certain building complex known as the North Creek Parkway Center, consisting of six buildings with a total of approximately 205,707 square feet of space located at 18912, 18916, 18804, 18702, 18706, and 11804 North Creek Parkway, Bothell, Washington (the “Building Complex”);

WHEREAS, the current Term of the Lease expires on January 31, 2014; and

WHEREAS, Landlord and Tenant desire to extend the Term of the Lease and further amend the Lease, as more particularly described hereinbelow;

NOW, THEREFORE, pursuant to the foregoing, and in consideration of the mutual covenants and agreements contained herein and in the Lease, the receipt and sufficiency of which are hereby acknowledged, the Lease is hereby amended as follows:

1.	Defined Terms. All capitalized terms used herein shall have the same meaning as defined in the Lease, unless otherwise defined in this Third Amendment.

2.	Extension of the Term of the Lease. Landlord and Tenant hereby agree to extend the Term of the Lease for an additional period of thirty-seven months, commencing on February 1, 2014 (the “Second Extension Term Commencement Date”) and continuing through and expiring on February 28, 2017 (such period, the “Second Extension Term”), upon and subject to all of the existing terms of the Lease, except as otherwise hereinafter provided.

3.	Annual Rent. Tenant shall continue to pay Annual Rent for the Premises in accordance with the terms and conditions of the Lease; provided, however, commencing on the Second Extension Term Commencement Date and continuing throughout the remainder of the Second Extension Term, Tenant shall pay Annual Rent for the Premises as set forth below:

Period	Monthly Installment	Rate/rsf/annum

02/01/2014 - 02/28/2014 (inclusive)	$0.00 NNN	Annual Rent is abated
03/01/2014 - 01/31/2015 (inclusive)	$48,872.00	$16.00 NNN
02/01/2015 - 01/31/2016 (inclusive)	$51,162.88	$16.75 NNN
02/01/2016 - 01/31/2017 (inclusive)	$53,453.75	$17.50 NNN
02/01/2017 - 02/28/2017 (inclusive)	$55,744.63	$18.25 NNN

4.	Tenant’s Proportionate Share of Expenses and Taxes. Throughout the Second Extension Term, Tenant shall continue to pay for all items of additional rent, including, without limitation, Tenant’s Proportionate Share of Expenses and Taxes, in accordance with the provisions of the Lease applicable thereto.

5.	Security Deposit. Tenant currently has deposited with Landlord a letter of credit in the amount of $112,370.00 (the “Letter of Credit”), which such letter of credit has expired upon its terms as of January 31, 2013. Notwithstanding anything contained in the Lease or this Third Amendment to the contrary, provided an event of default by Tenant does not then exist hereunder, as of the Effective Date of this Third Amendment, Landlord and Tenant hereby agree to amend and decrease the security deposit required under the Lease to $0.00 and the Letter of Credit currently on file as the security deposit under the Lease shall be returned to Tenant within thirty (30) days of the Effective Date of this Third Amendment.

6.	Condition of the Premises. Tenant is currently in possession of the Premises and Tenant hereby agrees to accept the Premises in its existing “AS-IS”, “WHERE-IS” and “WITH ALL FAULTS” condition and Landlord shall have no obligation whatsoever to refurbish or otherwise improve the Premises throughout the remainder of the Term of the Lease, as extended by the Second Extension Term; provided, however, notwithstanding the foregoing, subject to the terms of Exhibit A attached hereto, Landlord shall provide Tenant with an improvement allowance of up to Three Hundred Sixty-Six Thousand, Five Hundred Forty and No/100 Dollars ($366,540.00) (equal to $10.00 per square foot of space contained in the Premises) (the “Second Extension Allowance”) to be applied to the cost of performing the Second Extension Improvements (as said term is defined on Exhibit A attached hereto) in the Premises in accordance with and subject to the terms of said Exhibit A. Landlord and Tenant further acknowledge and agree that the tenant improvement allowance and improvements to the Premises as set forth in Paragraph 8 and Exhibit C to the First Amendment have been completed and satisfied and that such provisions are hereby deleted in their entirety and are of no further force and effect.

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7.	Parking. Effective on and as of the Second Extension Commencement Date, Section 1.3 of the Original Lease, as amended by Paragraph 10 of the First Amendment and Paragraph 10 of the Second Amendment, shall be deleted and replaced in its entirety as follows:

“Tenant and the Tenant Entities will be entitled to the nonexclusive use of the common areas of the Building as they exist from time to time during the Term, subject to Landlord’s rules and regulations regarding such use. In addition, Landlord shall provide to Tenant and the Tenant entities, and they shall have the right to use and occupy, one hundred twenty-eight (128) parking stalls in the Building parking lot, subject to Landlord’s rules and regulations regarding such use. The foregoing shall not be deemed to provide Tenant with an exclusive right to any parking spaces or any guaranty of the availability of any parking spaces.”

8.	One Renewal Option at Market. Landlord hereby grants to Tenant one option to renew the Term of the Lease for an additional three (3) year period following the expiration of the Second Extension Term in accordance with and subject to the terms and conditions of Exhibit B attached hereto and incorporated herein for all purposes.

9.	Expansion Option. Landlord hereby grants to Tenant a one-time option to expand the Premises by approximately 16,277 square feet of space located in Suite 110 of Building 4 in accordance with and subject to the terms and conditions of Exhibit C attached hereto and incorporated herein for all purposes.

10.	Right of First Refusal. Landlord hereby grants to Tenant a right of first refusal to lease any available space in Building 4 in accordance with and subject to the terms and conditions of Exhibit D attached hereto and incorporated herein for all purposes.

11.	No Preferential Rights or Options. Except for the One Renewal Option at Market set forth in Paragraph 8 and Exhibit B of this Third Amendment, the Expansion Option set forth in Paragraph 9 and Exhibit C of this Third Amendment and the Right of First Offer set forth in Paragraph 10 and Exhibit D of this Third Amendment, notwithstanding anything contained in the Lease to the contrary, Landlord and Tenant stipulate and agree that Tenant has no preferential rights or options under the Lease, as herein amended, such as any rights of renewal, expansion, reduction, refusal, offer, purchase, termination, relocation or any other such preferential rights or options, such rights originally set forth in the Lease, including, without limitation, the One Renewal Option at Market set forth in Paragraph 11 and Exhibit D to the Second Amendment and the Right of First Offer set forth in Paragraph 12 and Exhibit E to the Second Amendment, being hereby null and void in their entirety and of no further force or effect.

12.	Brokers. Landlord and Tenant each warrant that they have had no dealings with any broker or agent other than Colliers International and Commerce Real Estate Solutions, LLC (collectively, the “Brokers”) in connection with the negotiation or execution of this Third Amendment, and each of Landlord and Tenant agrees to indemnify and hold harmless the other party from and against any and all costs, expenses, or liability for commissions or other compensations or charges claimed by any broker or agent, other than the Brokers, with respect to this Third Amendment.

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13.	Miscellaneous. With the exception of those terms and conditions specifically modified and amended herein, the herein referenced Lease shall remain in full force and effect in accordance with all its terms and conditions. In the event of any conflict between the terms and provisions of this Third Amendment and the terms and provisions of the Lease, the terms and provisions of this Third Amendment shall supersede and control.

14.	Counterparts/Facsimiles. This Third Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Third Amendment, the parties may execute and exchange telefaxed or e-mailed counterparts of the signature pages and such counterparts shall serve as originals.

[SIGNATURE PAGE TO FOLLOW]

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SIGNATURE PAGE TO THIRD AMENDMENT TO LEASE

BY AND BETWEEN KBS NORTH CREEK, LLC, AS LANDLORD,

AND ALDER BIOPHARMACEUTICALS, INC., AS TENANT

IN WITNESS WHEREOF, Landlord and Tenant, acting herein by duly authorized individuals, have caused these presents to be executed, effective as of the Effective Date set forth herein.

LANDLORD:

KBS NORTH CREEK, LLC, a Delaware limited liability company

By:	KBS Capital Advisors, LLC, a Delaware limited liability company, its authorized agent

	By:	/s/ Mark Brecheen
Mark Brecheen,
Senior Vice President

	Date:	8-21	, 2013

TENANT:

ALDER BIOPHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Randall C. Schatzman
Name:	Randall C. Schatzman
Title:	President & CEO

Date:	August 14th		, 2013

Signature Page - 1

See Attached Certificate

STATE OF WASHINGTON	)
)ss.
COUNTY OF KING	)

I certify that I know or have satisfactory evidence that Randall C. Schatzman is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the President & CEO of ALDER BIOPHARMACEUTICALS, INC., a Delaware corporation, to be the free and voluntary act such party for the uses and purposes mentioned in the instrument.

Dated:	Aug. 14, 2013

/s/ Marilyn N. Singer
	(Signature)	[SEAL]

Marilyn N. Singer
(Print Name)
Notary Public, in and for the State of Washington, residing at Bothell, WA
My Commission Expires January 22, 2017

Signature Page - 2

ACKNOWLEDGMENT

State of California

County of Orange                                         )

On August 21, 2013                     before me, Beth P. Arata, Notary Public

                                                                              (insert name and title of the officer)

personally appeared Mark Brecheen                         who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

[SEAL]
Signature	/s/ Beth P. Arata

EXHIBIT A

WORK LETTER

THIS WORK LETTER is attached as Exhibit A to the Third Amendment to Lease between KBS NORTH CREEK, LLC, a Delaware limited liability company, as Landlord, and ALDER BIOPHARMACEUTICALS, INC., a Delaware corporation, as Tenant, and constitutes the further agreement between Landlord and Tenant as follows:

(a) Second Extension Improvements; Second Extension Allowance. The leasehold improvements to be constructed by Tenant (the “Second Extension Improvements”), at Tenant’s sole cost and expense (except for the Second Extension Allowance, as set forth in Paragraph 6 of this Second Amendment, and subject to Paragraph (g) of this Exhibit A), shall be constructed in accordance with the Final Plans to be submitted by Tenant and reviewed and approved by Landlord in accordance with the provisions of Paragraph (b) of this Exhibit A.

Landlord shall have no obligation to construct or to pay for the construction of the Second Extension Improvements; provided, however, Landlord agrees to contribute toward the cost of construction of the Second Extension Improvements the cash sum of up to the Second Extension Allowance. Notwithstanding anything in this Second Amendment or in this Work Letter to the contrary, Second Extension Allowance shall be used only for the construction of the Second Extension Improvements, and if construction of the Second Extension Improvements is not completed within nine (9) months following the Effective Date of this Third Amendment (the “Construction Termination Date”), then Landlord’s obligation to provide the Second Extension Allowance shall terminate and become null and void, and Tenant shall be deemed to have waived its rights in and to said Second Extension Allowance. The Second Extension Allowance will be reduced by any consulting or architectural fees incurred by Landlord. The construction costs that may be reimbursed from the Second Extension Allowance shall include only the following: costs of labor, equipment, supplies and materials furnished for construction of the Second Extension Improvements; governmental fees and charges for required permits, plan checks, and inspections for the Second Extension Improvements; charges of Tenant’s architect and design professionals; and a coordination fee payable to Landlord equal to two percent (2%) of the amount of the Second Extension Allowance. No other costs, fees or expenses of the Second Extension Improvements shall be reimbursable out of the Second Extension Allowance.

The payment of the Second Extension Allowance shall be as follows:

(i) Payment of Second Extension Allowance will be made by Landlord directly to Tenant or, if Tenant has approved in writing the Tenant’s contractor’s invoices, directly to the Tenant’s contractors. Within fifteen (15) days following Landlord’s receipt and reasonable approval of the Tenant Deliveries (defined below), Landlord shall deliver to Tenant (not more than once each month) a check made out to Tenant’s Contractor and/or vendors in an amount equal to that invoiced amount set forth in an invoice from Tenant’s Contractor and/or vendors to Landlord setting forth the work on the Second Extension Improvements which was completed over the prior thirty (30) day period. In order to evidence that such work on the Second Extension

Improvements has been completed over the prior thirty (30) day period, each time that Tenant requests that Landlord fund a portion of the Second Extension Allowance to Tenant, Tenant shall deliver to Landlord the following (collectively the “Tenant Deliveries”): (i) an invoice or invoices evidencing the amount of work on the Second Extension Improvements that was completed over the prior thirty (30) day period (standard AIA forms shall be acceptable), (ii) a certificate executed by Tenant, Tenant’s Contractor or vendors and Landlord’s construction representative indicating that the work deemed completed as set forth in the invoice submitted by Tenant’s Contractor or vendor to Landlord has indeed been completed, (iii) a lien release in a form satisfactory to Landlord executed by Tenant’s Contractor, which for purposes of the interim draws can be in the form of conditional lien releases in form satisfactory to Landlord, and (iv) Tenant shall not then be in default of any of the provisions of the Lease. Upon the payment of such invoiced amount, Landlord shall deduct that amount from the remaining portion of the Second Extension Allowance. Notwithstanding anything herein to the contrary, Landlord shall have the right to withhold ten percent (10%) retainage from each request for payment for protection against mechanics’ and materialmens’ liens by subcontractors and suppliers.

(ii) Once (i) the Second Extension Improvements have been completed in accordance with the Final Plans; (ii) Tenant has delivered to Landlord satisfactory evidence that all mechanics’ lien rights of all contractors, suppliers, subcontractors, or materialmen furnishing labor, supplies or materials in the construction or installation of the Second Extension Improvements have been unconditionally waived, released, or extinguished; (iii) Tenant has delivered to Landlord written evidence satisfactorily substantiating the actual amount of the construction costs of the Second Extension Improvements (standard AIA forms shall be acceptable); (iv) Tenant has delivered to Landlord a final certificate of occupancy for the Premises, if required; (v) Tenant is not then in default of any of the provisions of the Lease; and (vi) Tenant has occupied and opened for business at the Premises, then Landlord shall deliver the remaining ten percent (10%) of the cost of the Second Extension Improvements to Tenant. If the actual cost of the Second Extension Improvements is less than the Second Extension Allowance, then Tenant shall not receive any credit whatsoever for the difference between the actual cost of the Second Extension Improvements and the Second Extension Allowance.

(b) Preparation and Review of Plans for Second Extension Improvements. Tenant has retained a space planner (the “Space Planner”), and the Space Planner has prepared (or will prepare) certain plans, drawings and specifications (the “Temporary Plans”) for the construction of the Second Extension Improvements in the Premises to be installed in the Premises by a general contractor selected by Tenant pursuant to this Work Letter. Tenant shall deliver the Temporary Plans to Landlord after the execution of this Third Amendment by Tenant. Landlord shall have five (5) business days after Landlord’s receipt of the proposed Temporary Plans to review the same and notify Tenant in writing of any comments or required changes, or to otherwise give its approval or disapproval of such proposed Temporary Plans. Landlord shall not unreasonably withhold, delay or condition its approval of such proposed Temporary Plans. If

Landlord fails to give written comments to or approve the proposed Temporary Plans within such five (5) business day period, then Tenant shall provide a written notice to Landlord (“Tenant’s Second Notice”) of Landlord’s failure to respond. Such Tenant’s Second Notice shall include the following language in all capital letters and bold at the top of such notice: “IN THE EVENT LANDLORD FAILS TO APPROVE OR DISAPPROVE OF THE PROPOSED TEMPORARY PLANS WITHIN FIVE (5) DAYS AFTER RECEIPT OF THIS NOTICE, LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE PLANS.” If Landlord fails to approve or disapprove of the proposed Temporary Plans within five (5) days after receipt of Tenant’s Second Notice then Landlord shall be deemed to have approved such proposed Temporary Plans as submitted. Tenant shall have five (5) business days following its receipt of Landlord’s comments and objections to redraw the proposed Temporary Plans in compliance with Landlord’s request and to resubmit the same for Landlord’s final review and approval or comment within five (5) business days of Landlord’s receipt of such revised plans. Such process shall be repeated until such time as Landlord approves the Temporary Plans; provided, however, that such additional iterations of the Temporary Plans shall be at Tenant’s sole cost and expense (subject to reimbursement from the Second Extension Allowance). Once Landlord has approved the Temporary Plans, the approved Temporary Plans shall be thereafter known as the “Final Plans”. The Final Plans shall include the complete and final layout, plans and specifications for the Premises showing all doors, light fixtures, electrical outlets; telephone outlets, wall coverings, plumbing improvements (if any), data systems wiring, floor coverings, wall coverings, painting, any other improvements to the Premises beyond the shell and core improvements provided by Landlord and any demolition of existing improvements in the Premises. The improvements shown in the Final Plans shall (i) utilize Landlord’s building standard materials and methods of construction, (ii) be compatible with the shell and core improvements and the design, construction and equipment of the Premises, and (iii) comply with all applicable laws, rules, regulations, codes and ordinances. Notwithstanding anything in the Lease or this Third Amendment to the contrary, upon the expiration or earlier termination of the Term of the Lease, Tenant shall not be required to remove any of the Second Extension Improvements that Landlord, at the time of Landlord’s approval of the Temporary Plans, indicated in writing that Tenant would not be required to remove upon the expiration or earlier termination of the Term of the Lease. Tenant, using the Space Planner, shall prepare or cause to be prepared and submitted the Final Plans, concurrently, and in each case by receipted courier or delivery service, to Landlord’s construction representative (“Landlord’s Construction Representative”), and Landlord’s offices for Landlord’s review and approval, which shall be consistent with the description of the Second Extension Improvements set forth in the Temporary Plans.

Each set of proposed Final Plans furnished by Tenant shall include at least two (2) sets of prints. The Final Plans shall be compatible with the design, construction, and equipment of the Building, and shall be capable of logical measurement and construction. Unless Landlord shall otherwise agree in writing, the Final Plans shall be signed/stamped by the Space Planner, and shall include (to the extent relevant or applicable) such additional plans reasonably requested by Landlord related to the Second Extension Improvements, including, without limitation, any and all additional plans related to Tenant’s specific use of the Premises, or as may be required by local city ordinance or building code.

Tenant shall submit all Final Plans concurrently to Landlord’s construction representative and offices, as designated above, for Landlord’s review and approval. Landlord shall have five (5) business days after Landlord’s receipt of the proposed Final Plans to review the same and notify Tenant in writing of any comments or required changes, or to otherwise give its approval or disapproval of such proposed Final Plans. If Landlord fails to give written comments to or approve the proposed Final Plans within such five (5) business day period, then Tenant shall provide a written notice to Landlord (“Tenant’s Second Final Plans Notice”) of Landlord’s failure to respond. Such Tenant’s Second Final Plans Notice shall include the following language in all capital letters and bold at the top of such notice: “IN THE EVENT LANDLORD FAILS TO APPROVE OR DISAPPROVE OF THE PROPOSED FINAL PLANS WITHIN FIVE (5) DAYS AFTER RECEIPT OF THIS NOTICE, LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE PLANS.” If Landlord fails to approve or disapprove of the proposed Final Plans within five (5) days after receipt of Tenant’s Second Final Plans Notice then Landlord shall be deemed to have approved such proposed Final Plans as submitted. Tenant shall have five (5) business days following its receipt of Landlord’s comments and objections to redraw the proposed Final Plans in compliance with Landlord’s request and to resubmit the same for Landlord’s final review and approval or comment within five (5) business days of Landlord’s receipt of such revised plans. Such process shall be repeated as necessary until final approval by Landlord of the proposed Final Plans has been obtained. Landlord shall not unreasonably withhold, delay or condition its approval of such proposed Final Plans. Landlord may at any time by written notice given in accordance with the notice provisions of the Lease change the name and/or address of the designated Landlord’s construction representative to receive plans delivered by Tenant to Landlord. In the event that Tenant disagrees with any of the changes to the proposed Final Plans required by Landlord, then Landlord and Tenant shall consult with respect thereto and each party shall use all reasonable efforts to promptly resolve any disputed elements of such proposed Final Plans. For purposes hereof, “business days” shall be all calendar days except Saturdays and Sundays and holidays observed by national banks in the State in which the Premises are situated.

Notwithstanding the preceding provisions of this Paragraph (b), under no circumstances whatsoever shall (i) any combustible materials be utilized above finished ceiling or in any concealed space, (ii) any structural load, temporary or permanent, be placed or exerted on any part of the Building without the prior written approval of Landlord, or (iii) any holes be cut or drilled in any part of the roof or other portion of the Building shell without the prior written approval of Landlord.

In the event that Tenant proposes any changes to the Final Plans (or any portion thereof) after the same have been approved by Landlord, Landlord shall not unreasonably withhold its consent to any such changes, provided the changes do not, in Landlord’s reasonable opinion, adversely affect the Building structure, systems, or equipment, or the external appearance of the Premises.

As soon as the Final Plans (or a portion thereof sufficient to permit commencement of construction or installation of the Second Extension Improvements, if Tenant elects to proceed with a “fast track” construction) are mutually agreed upon, Tenant shall use diligent efforts to obtain all required permits, authorizations, and licenses from appropriate governmental authorities for construction of the Second Extension Improvements (or such portion thereof, as applicable). Tenant shall be solely responsible for obtaining any business or other license or permit required for the conduct of its business at the Premises.

(c) Construction of the Second Extension Improvements. Construction or installation of the Second Extension Improvements shall be performed by a licensed general contractor or contractors (the “Tenant’s Contractor,” whether one or more) selected by Tenant and approved by Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, prior to Tenant soliciting bids from such Tenant’s Contractor for the construction of the Second Extension Improvements, pursuant to a written construction contract negotiated and entered into by and between the Tenant’s Contractor and Tenant and approved by Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Each such contract shall (i) obligate Tenant’s Contractor to comply with all rules and regulations of Landlord relating to construction activities in the Building, (ii) name Landlord as an additional indemnitee under the provisions of the contract whereby the Tenant’s Contractor holds Tenant harmless from and against any and all claims, damages, losses, liabilities and expenses arising out of or resulting from the performance of such work, (iii) name Landlord as a beneficiary of (and a party entitled to enforce) all of the warranties of the Tenant’s Contractor with respect to the work performed thereunder and the obligation of the Tenant’s Contractor to replace defective materials and correct defective workmanship for a period of not less than one (1) year following final completion of the work under such contract, (iv) evidence the agreement of the Tenant’s Contractor that the provisions of the Lease shall control over the provisions of the contract with respect to distribution or use of insurance proceeds, in the event of a casualty during construction, and (v) evidence the waiver and release by the Tenant’s Contractor of any lien or right to assert a lien on all or any portion of the fee estate of Landlord in and to the Building as a result of the work performed or to be performed thereunder (and obligating the Tenant’s Contractor to include a substantially similar release and waiver provision in all subcontracts and purchase orders entered under or pursuant to the contract).

Tenant acknowledges and understands that all roof penetrations involved in the construction of the Second Extension Improvements must be performed by the Landlord’s Building roofing contractor. All reasonable costs, fees and expenses incurred with such contractor in properly performing such work shall be a cost of the Second Extension Improvements, payable in accordance with the provisions of this Exhibit A. Tenant or Tenant’s Contractor shall be responsible for all water, gas, electricity, sewer or other utilities used or consumed at the Premises during the construction of the Second Extension Improvements.

Tenant specifically agrees to carry, or cause the Tenant’s Contractor to carry, during all such times as the Tenant’s work is being performed, (a) builder’s risk completed value insurance on the Second Extension Improvements, in an amount not less than the full replacement cost of the Second Extension Improvements, (b) a policy of insurance covering commercial general liability, in an amount not less than One Million Dollars ($1,000,000.00), combined single limit for bodily injury and property damage per occurrence (and combined single limit coverage of $2,000,000.00 in the aggregate), and automobile liability coverage (including owned, non-owned and hired vehicles) in an amount not less than One Million Dollars ($1,000,000.00) combined single limit (each person, each accident), and endorsed to show Landlord as an additional insured, and (c) workers’ compensation insurance as required by law, endorsed to show a waiver of subrogation by the insurer to any claim the Tenant’s Contractor may have against Landlord.

Tenant shall not commence construction of the Second Extension Improvements until Landlord has issued to Tenant a written authorization to proceed with construction after Tenant has delivered to Landlord’s construction representative (i) certificates of the insurance policies described above, (ii) copies of all permits required for construction of the Second Extension Improvements and a copy of the permitted Final Plans as approved by the appropriate governmental agency, and (iii) a copy of each signed construction contract for the Second Extension Improvements (a copy of each subsequently signed contract shall be forwarded to Landlord’s construction representative without request or demand, promptly after execution thereof and prior to the performance of any work thereunder). All of the construction work shall be the responsibility of and supervised by Tenant.

(d) Requirements for Tenant’s Work. All of Tenant’s construction with respect to the Premises shall be performed in substantial compliance with this Exhibit A and the Final Plans therefor previously approved in writing by Landlord (and any changes thereto approved by Landlord as herein provided), and in a good and workmanlike manner, utilizing only new materials. All such work shall be performed by Tenant in strict compliance with all applicable building codes, regulations and all other legal requirements. All materials utilized in the construction of Tenant’s work must be confined to within the Premises. All trash and construction debris not located wholly within the Premises must be removed each day from the Project at the sole cost and expense of Tenant. Landlord shall have the right at all times to monitor the work for compliance with the requirements of this Exhibit A. If Landlord determines that any such requirements are not being strictly complied with, Landlord may immediately require the cessation of all work being performed in or around the Premises or the Project until such time as Landlord is satisfied that the applicable requirements will be observed. Any approval given by Landlord with respect to Tenant’s construction or the Temporary Plans or Final Plans therefor, and/or any monitoring of Tenant’s work by Landlord, shall not make Landlord liable or responsible in any way for the condition, quality or function of such matters or constitute any undertaking, warranty or representation by Landlord with respect to any of such matters.

(e) No Liens; Indemnification. Tenant shall have no authority to place any lien upon the Premises, or the Building, or any portion thereof or interest therein, nor shall Tenant have any authority in any way to bind Landlord, and any attempt to do so shall be void and of no effect. If, because of any actual or alleged act or omission of Tenant, or Tenant’s Contractor, or any subcontractors or materialmen, any lien, affidavit, charge or order for the payment of money shall be filed against Landlord, the Premises, the Building, or any portion thereof or interest therein, whether or not such lien, affidavit, charge or order is valid or enforceable, Tenant shall, at its sole cost and expense, cause the same to be discharged of record by payment, bonding or otherwise no later than fifteen (15) days after notice to Tenant of the filing thereof, but in any event prior to the foreclosure thereof. With respect to the contract for labor or materials for construction of the Second Extension Improvements, Tenant acts as principal and not as the agent of Landlord. Landlord expressly disclaims liability for the cost of labor performed for or supplies or materials furnished to Tenant. Landlord may post one or more “notices of non-responsibility” for Tenant’s work on the Building. No contractor of Tenant is intended to be a third-party beneficiary with respect to the Second Extension Allowance, or the agreement of Landlord to make such Second Extension Allowance available for payment of or reimbursement for the costs of construction of the Second Extension Improvements. Tenant agrees to indemnify, defend and hold Landlord, the Premises and the Project, harmless from all claims (including all costs and expenses of defending against such claims) arising or alleged to arise from any act or omission of Tenant or Tenant’s agents, employees, contractor, subcontractors, suppliers, materialmen, architects, designers, surveyors, engineers, consultants, laborers, or invitees, or arising from any bodily injury or property damage occurring or alleged to have occurred incident to any of the work to be performed by Tenant or its contractors or subcontractors with respect to the Premises. Any Default by Tenant under this Exhibit A shall constitute a default by Tenant under the Lease for all purposes. Additionally, any approval given by Landlord with respect to the Second Extension Improvements or the Final Plans and/or any monitoring of the construction of the Second Extension Improvements by Landlord shall not make Landlord liable or responsible in any way for the condition, quality or function of such matters or constitute any undertaking, warranty or representation by Landlord with respect to any such matters.

(f) Substantial Completion. “Substantial Completion” of construction of the Second Extension Improvements shall be defined as (i) the date upon which the Second Extension Improvements are substantially completed in accordance with the Final Plans, and (ii) the date upon which a temporary certificate of occupancy (or its equivalent) is issued for the Premises by the appropriate governmental authority. After the completion of the Second Extension Improvements, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of improvements performed on the Premises. The failure of Tenant to take possession of or to occupy the Premises shall not serve to relieve Tenant of obligations arising under the Lease or this Third Amendment or delay the payment of Rent by Tenant.

(g) Additional Allowance. In addition to the Second Extension Allowance, Landlord agrees to provide Tenant with an additional allowance (the “Additional Allowance”) of up to Three Hundred Eighty-One Thousand Six Hundred and 00/100 Dollars ($381,600.00) (equal to $15.00 per square foot of the 25,440 square feet of the Premises in Building 6) to be used by Tenant solely towards paying for constructing lab improvements in Building 6. In the event Tenant desires to utilize any portion of the Additional Allowance, then Tenant shall make a one-time request on or before the Second Extension Term Commencement Date, indicating in such request the amount of such Additional Allowance Tenant desires that Landlord disburse. Landlord and Tenant hereby agree that in the event Tenant notifies Landlord in writing that Tenant desires any portion of the Additional Allowance, such portion requested by Tenant shall be amortized (at a rate of interest equal to eight percent (8%) per annum) over the period commencing on the Second Extension Term Commencement Date and ending on the expiration of the Second Extension Term, and the monthly installments of Annual Rent payable by Tenant hereunder shall be increased by the monthly amount necessary to so amortize such Additional Allowance so disbursed by Landlord. Tenant agrees to execute promptly an amendment to the Lease reflecting the increase in the Annual Rent as described above.

EXHIBIT B

ONE RENEWAL OPTION AT MARKET RATE

THIS ONE RENEWAL OPTION AT MARKET RATE is attached as Exhibit B to the Third Amendment to Lease between KBS NORTH CREEK, LLC, a Delaware limited liability company, as Landlord, and ALDER BIOPHARMACEUTICALS, INC., a Delaware corporation, as Tenant, and constitutes the further agreement between Landlord and Tenant as follows:

In the event of any conflict between the terms of this Exhibit B and the Lease, the terms of this Exhibit B shall control.

1. Tenant shall, provided the Lease is in full force and effect and Tenant is not in default under any of the other terms and conditions of the Lease at the time of notification or commencement, have one option to renew the Term of the Lease beyond the Second Extension Term for a term of three (3) years for all of the Premises being leased by Tenant as of the date the renewal term is to commence, on the same terms and conditions set forth in the Lease, except as modified by the terms, covenants and conditions as set forth below:

a. If Tenant elects to exercise said option, then Tenant shall provide Landlord with written notice no earlier than the date which is three hundred sixty (360) days prior to the expiration of the then current term of the Lease but no later than the date which is two hundred seventy (270) days prior to the expiration of the Second Extension Term. If Tenant fails to provide such written notice, Tenant shall have no further or additional right to extend or renew the Term of the Lease.

b. The Annual Rent and Monthly Installment of Rent in effect at the expiration of the Second Extension Term shall be revised to reflect the current fair market rental for comparable space in other similar buildings in the same rental market as of the date the renewal term is to commence, including tenant improvement allowances and leasing commissions to be paid by Landlord, taking into account the specific provisions of the Lease which will remain constant. Landlord shall advise Tenant of the proposed Annual Rent and Monthly Installment of Rent for the Premises no later than thirty (30) days after receipt of Tenant’s written request therefor. Said request shall be made no earlier than thirty (30) days prior to the first date on which Tenant may exercise its option under this Exhibit B. Said notification of the new Annual Rent may include a provision for its escalation to provide for a change in fair market rental between the time of notification and the commencement of the renewal term. If Tenant disagrees with Landlord’s proposed Annual Rent and Monthly Installment of Rent for the Premises, Tenant shall so advise Landlord in writing, and the parties shall promptly meet and attempt in good faith to resolve their differences. If the parties are unable to agree upon such amounts within thirty (30) days of Landlord’s receipt of Tenant’s notice, then Landlord and Tenant shall each appoint an independent, qualified MAI appraiser experienced in appraising rental rates of similarly situated commercial properties, and the two appraisers shall appoint a third independent, qualified MAI appraiser with similar experience. The appraisers shall, by the agreement of the majority of them, determine in writing the fair market rental of the Premises and the Annual Rent and Monthly Installment of Rent for the upcoming renewal term. Such determination shall be binding upon Landlord and Tenant. The appraisers shall have no power to

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modify the provisions of the Lease or this Third Amendment. Each party shall pay the fees and expenses of its respective appraiser and both shall share equally in the fees and expenses of the third appraiser.

c. This option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid option to extend the Term of the Lease shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise the aforesaid option to renew.

d. As the renewal option provided for above is exercised, Tenant shall have no further right to extend the Term of the Lease.

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EXHIBIT C

EXPANSION OPTION

THIS EXPANSION OPTION is attached as Exhibit C to the Third Amendment to Lease between KBS NORTH CREEK, LLC, a Delaware limited liability company, as Landlord, and ALDER BIOPHARMACEUTICALS, INC., a Delaware corporation, as Tenant, and constitutes the further agreement between Landlord and Tenant as follows:

“Expansion Space” shall mean the 16,277 rentable square feet of space in Suite 110 of Building 4, as cross-hatched on Exhibit C-1 hereto. Landlord shall periodically update Tenant with respect to changes in the expected availability of the Expansion Space.

Provided that as of the date of the giving of the Expansion Notice (defined below), (x) Tenant is the Tenant originally named herein, and (y) no event of default has occurred and is continuing, beyond applicable notice and cure periods, if at any time during the Term of the Lease prior to Landlord delivering to Tenant an Offer Notice as defined in Exhibit D to this Third Amendment, Tenant shall have the right during the Second Extension Term to lease the Expansion Space upon the delivery of an Expansion Notice to Landlord as set forth below. If Tenant is interested in leasing the Expansion Space, then Tenant shall so notify Landlord in writing (“Expansion Notice”) that Tenant desires to lease the Expansion Space upon substantially the same terms and conditions of the Lease, as amended by this Third Amendment, including, without limitation, (i) for a term that is coterminous with the Term of the Lease for the Premises, as extended by the Second Extension Term and (ii) with Annual Rent for the Expansion Space being the same as the monthly installments of Annual Rent payable for the Premises as set forth in Paragraph 3 of this Third Amendment on a per rentable square foot basis; provided, however, the description and plans of the improvements to be constructed by Landlord for the Expansion Space shall be reasonably agreed to by Landlord and Tenant and the allowance for such improvements shall be $15.00 per square foot of space in the Expansion Space (the “Expansion Allowance”). The Term of the Lease with regard to the Expansion Space shall commence upon the later of (a) ninety (90) days after Tenant’s delivery of the Expansion Notice to Landlord or (b) February 1, 2014 (such later date, the “Expansion Commencement Date”). Receipt of an Expansion Notice by Landlord from Tenant shall be final and conclusive and deemed acceptance by Landlord of the expansion offer by Tenant contained in the Expansion Notice and Tenant shall not have the right to withdraw at a later date such Expansion Notice. Once Tenant has received an Offer Notice (as defined in Exhibit D to this Third Amendment), then Tenant may not exercise its expansion right under this Exhibit C for the Offered Space (as defined in Exhibit D to this Third Amendment) which is the subject of the Offer Notice.

In addition to the Expansion Allowance, Landlord agrees to provide Tenant with an additional allowance (the “Additional Expansion Allowance”) of up to $20.00 per square foot of space in the Expansion Space to be used by Tenant solely towards paying for constructing lab improvements in Building 6. In the event Tenant desires to utilize any portion of the Additional Expansion Allowance, then Tenant shall make a one-time request on or before the Expansion Commencement Date, indicating in such request the amount of such Additional Expansion Allowance Tenant desires that Landlord disburse. Landlord and Tenant hereby agree that in the event Tenant notifies Landlord in writing that Tenant desires any portion of the Additional

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Expansion Allowance, such portion requested by Tenant shall be amortized (at a rate of interest equal to eight percent (8%) per annum) over the period commencing on the Expansion Commencement Date and ending on the expiration of the Second Extension Term, and the monthly installments of Annual Rent payable by Tenant pursuant to the Lease, as amended by this Third Amendment, shall be increased by the monthly amount necessary to so amortize such Additional Expansion Allowance so disbursed by Landlord. Tenant agrees to execute promptly an amendment to the Lease reflecting the increase in the Annual Rent as described above.

Upon receipt of Tenant’s Expansion Notice, the parties hereto agree to enter into a lease amendment for the Expansion Space in accordance with the terms of this Exhibit C.

The expansion right granted in this Exhibit C must be exercised by Tenant on or before January 31, 2014 or this Exhibit C shall terminate and become null and void.

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EXHIBIT C-1

EXPANSION SPACE

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EXHIBIT D

RIGHT OF FIRST REFUSAL

THIS RIGHT OF FIRST REFUSAL is attached as Exhibit D to the Third Amendment to Lease between KBS NORTH CREEK, LLC, a Delaware limited liability company, as Landlord, and ALDER BIOPHARMACEUTICALS, INC., a Delaware corporation, as Tenant, and constitutes the further agreement between Landlord and Tenant as follows:

(a) “Offered Space” shall mean all office space in Building 4 that is made available from time-to-time by Landlord for lease to third party tenants (other than Landlord’s property manager or other agents or affiliated parties of Landlord).

(b) Provided that as of the date of the giving of the Offer Notice, (x) Tenant is the Tenant originally named herein, (y) Tenant actually occupies all of the Premises demised under the Lease as of the Effective Date of this Third Amendment and any space subsequently added to the Premises, and (z) no event of default or event which but for the passage of time or the giving of notice, or both, would constitute an event of default has occurred and is continuing, if at any time during the Second Extension Term and any subsequent extensions of the Term of the Lease beyond the Second Extension Term, any portion of the Offered Space is vacant and unencumbered by any rights of any third party, and if Landlord intends to enter into a lease (the “Proposed Lease”) for all or a portion of the Offered Space with anyone (a “Proposed Tenant”) other than the tenant then occupying such space (or its affiliates, subtenants or assignees), then Landlord shall first offer to Tenant the right to lease such Offered Space upon all the terms and conditions of the Proposed Lease for the Offered Space. Notwithstanding anything to the contrary in the Lease, the right of first refusal granted to Tenant under this Exhibit D shall be subject and subordinate to the herein reserved right of Landlord to renew or extend the term of any lease with the tenant then occupying such space (or any of its affiliates, subtenants or assignees), whether pursuant to a renewal or extension option in such lease or otherwise.

(c) Such offer shall be made by Landlord to Tenant in a written notice (hereinafter called the “Offer Notice”) which offer shall include a copy of the third party offer to lease which Landlord is willing to accept, designating the space being offered and specifying the terms for such Offered Space. Tenant may accept the offer set forth in the Offer Notice only by delivering to Landlord an unconditional acceptance (hereinafter called “Tenant’s Notice”) of such offer within fifteen (15) business days after delivery by Landlord of the Offer Notice to Tenant. Time shall be of the essence with respect to the giving of Tenant’s Notice. If Tenant does not accept (or fails to timely accept) an offer made by Landlord pursuant to the provisions of this Exhibit D with respect to the Offered Space designated in the Offer Notice, or if Tenant timely accepts such offer and fails to execute the Amendment (defined below) within thirty (30) days after the delivery of the Offer Notice, then Landlord shall be under no further obligation with respect to such space by reason of this Exhibit D, subject to Paragraph (e) below. In order to send the Offer Notice, Landlord does not need to have negotiated a complete lease with the Proposed Tenant but may merely have agreed upon the material economic terms for the Proposed Lease, and Tenant must make its decision with respect to the Offered Space as long as it has received a copy of the third party offer to lease which Landlord is willing to accept.

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(d) Tenant must accept all Offered Space offered by Landlord at any one time if it desires to accept any of such Offered Space and may not exercise its right with respect to only part of such space. In addition, if Landlord desires to lease more than just the Offered Space to one tenant, Landlord may offer to Tenant pursuant to the terms hereof all such space which Landlord desires to lease, and Tenant must exercise its rights hereunder with respect to all such space and may not insist on receiving an offer for just the Offered Space.

(e) If Tenant at any time declines any Offered Space offered by Landlord, Tenant shall be deemed to have irrevocably waived all further rights under this Exhibit D, and Landlord shall be free to lease the Offered Space to the Proposed Tenant including on terms which may be less favorable to Landlord than those set forth in the Proposed Lease; provided, however, (i) if Landlord has not entered into a lease for all or any portion of such Offered Space with a third party within one hundred eighty (180) days following the delivery by Landlord to Tenant of the Offer Notice, then, so long as Landlord is not engaged in good faith negotiations with a third party to lease all or a portion of such Offered Space, the right of first refusal granted to Tenant in this Exhibit D shall once again be invoked and (ii) in the event that within the one hundred eighty (180) days following the delivery by Landlord to Tenant of the Offer Notice, the terms of the Proposed Lease become materially less favorable to Landlord than those set forth in the Offer Notice (it being understood and agreed that “materially less favorable” shall mean that the net present value of the material economic terms of the modified transaction is at least ten percent (10%) less than the net present value of the material economic terms set forth in the Offer Notice), Landlord agrees that Tenant’s rights under this Exhibit D with respect to such Offered Space shall be reinstated and Landlord shall provide Tenant with an Offer Notice if, as, and to the extent, required under the terms of this Exhibit D.

(f) In the event that Tenant exercises its rights to any Offered Space pursuant to this Exhibit D, then Landlord shall prepare, and Tenant shall execute, an amendment to the Lease which confirms such expansion of the Premises and the other provisions applicable thereto (the “Amendment”).

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